Exhibit 10.43

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims is made as of April 3, 2007, by and between Dennis McKenna (“you” or “your”) and Silicon Graphics Inc. (the “Company,” “we” or “our”).

As a condition of and in consideration for, the issuance of shares and/or dividend equivalents by the Company to you under the Notice of Restricted Stock United Award and the Restricted Stock Unit Award Agreement dated March 30, 2007 (the “Grant Agreements”), by and between you and the Company, you and the Company agree as follows:

1. Waiver and Release.

(a) You hereby release the Company from any and all known and unknown claims that you may have relating to the Company’s Chapter 11 Bankruptcy proceedings; your prior Employment Agreement dated January 27, 2006, and as amended April 17, 2006; your Restricted Stock Agreement dated February 1, 2006, and as amended April 17, 2006; your NonStatutory Stock Option Grant Agreement dated February 1, 2006, and any verbal or written agreement(s) promising you any form of equity or equity-like compensation or equity interest in the Company, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and dividend equivalent rights, except as provided in the Grant Agreements. All such claims (including related claims for attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of all claims for monetary damages and any other form of personal relief.

California law will govern this Agreement. Accordingly, McKenna further waives any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known to him, must have materially affected his settlement with the debtor.”

(b) You hereby represent and warrant that you have no pre-existing rights or entitlements to receive the benefits set forth in the Grant Agreements and that such benefits constitute new and valuable consideration.

(c) You hereby acknowledge and agree that except as is described in the Grant Agreements, you have no right to or interest in, any form of equity or equity-like compensation or equity interest in the Company, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and dividend equivalent rights.

(d) This waiver and release is binding on you, your heirs, legal representatives and assigns.

2. No Other Assurances. This Release and Waiver of Claims constitutes the entire understanding and agreement between you and the Company regarding your right to and interest in, any form of equity or equity-like compensation or equity interest in the Company, including, but not limited to, stock options, stock appreciation rights, restricted stock units, phantom stock and dividend equivalent rights and this Release Waiver of Claims replaces and cancels all previous agreements and commitments, whether spoken or written.

3. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Release and Waiver of Claims. This Release and Waiver of Claims cannot be changed or modified except by written agreement signed by you and authorized representatives of the Company.

4. Arbitration and Attorneys’ Fees and Costs. Any controversy involving the construction or application of any terms, covenants or conditions of this Release and Waiver of Claims, or any claims arising out of or relating to this Release and Waiver of Claims, the breach of this Release and Waiver of Claims, or your employment will be submitted to and settled by final and binding arbitration under the employment arbitration rules of the American Arbitration Association (which can be found at http://www.adr.org) or any successor thereto.

5. No Admission of Liability. This Release and Waiver of Claims does not constitute an admission of any unlawful acts or liability of any kind by the Company, its affiliates, or anyone acting under their supervision or on their behalf. This Release and Waiver of Claims may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

6. Successors; Binding Agreement. This Release and Waiver of Claims shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7. Time to Execute. You will have three (3) calendar days from the date you receive this Release and Waiver of Claims to decide whether you will execute it. The offer of this Release and Waiver of Claims shall expire at the end of the third (3rd) calendar day after you have received it.

8. You acknowledge and certify that you:

(a) have read and understand all of the terms of this Release and Waiver of Claims and are not relying on any representation or statement, written or oral, not set forth in this Release and Waiver of Claims; and

(b) are signing this Release and Waiver of Claims knowingly and voluntarily.

This Release and Waiver of Claims will become effective and enforceable upon the date that the Company has received your signed copy of this Release and Waiver of Claims, without modification (the “Effective Date”).

DENNIS MCKENNA		SILICON GRAPHICS INC.

	/s/ Dennis McKenna	By:	/s/ Barry Weinert
		Name: Title:	Barry Weinert Vice President and General Counsel

Date:	April 3, 2007	Date:	April 3, 2007